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                                                                      EXHIBIT 12

    PSINET INC. COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (in millions of U.S. dollars)

                                                      December 31,
                                      ---------------------------------------------
                                       1995     1996     1997      1998      1999
                                      -------  -------  -------  --------  --------
Loss before income taxes              $(53.2)  $(55.3)  $(46.1)  $(262.7)  $(419.0)
Equity in loss of affiliate              0.2      0.9        -         -         -
Interest expense                         2.0      5.0      5.4      63.9     193.1
Interest portion of rental expense       0.7      1.2      1.7       4.2       8.6
                                      --------------------------------------------

Earnings/(loss)                       $(50.3)  $(48.2)  $(39.0)  $(194.6)  $(217.3)
                                      ============================================
Fixed charges:
 Interest expenses                       2.0      5.0      5.4      63.9     193.1
 Capitalized interest                                                0.8       6.2
 Interest portion of rental expense      0.7      1.2      1.7       4.2       8.6
                                      --------------------------------------------

Total fixed charges                      2.7      6.2   $  7.1      68.9     207.9
Preferred stock dividend requirement       -        -      0.4       3.1      17.7
                                      --------------------------------------------
Total combined fixed charges and
 preferred stock dividends            $  2.7   $  6.2   $  7.5   $  72.0   $ 225.6
                                      ============================================
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                           -        -        -         -         -
                                      --------------------------------------------
Deficiency of earnings to cover
 combined fixed charges and
 preferred dividends                  $(53.0)  $(54.4)  $(46.5)  $(266.6)  $(442.9)
                                      ============================================
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